Exhibit 10.13

December 21, 2022

Michael McLaughlin

Dear Mike,
I'm thrilled to invite you to join the Informatica team. As the leader in all things data, we need visionary thinkers like you to help our clients make possible what’s never existed before. The following is an outline of our official offer to you.

•Position: EVP Global Finance, reporting directly to the CEO.
•Primary Work Location: Redwood City Office
•Start Date: No later than January 18, 2023
•Compensation: Your annual base salary is $550,000. The annual salary is divided by 24 pay periods in a calendar year and paid in bi-monthly increments.
•Corporate Bonus: You will be eligible to participate in the Informatica Corporate Bonus Plan beginning on your hire date. The current target percentage for your position is 100% of your base salary, prorated based on your hire date. Your actual bonus amount earned is contingent upon meeting both Company and individual goals in accordance with the Corporate Bonus Plan, which may be amended from time to time (although the Company goals will be the same for you and all other Senior Executives generally). The Corporate Bonus Plan governs all terms and conditions of your bonus, including eligibility.
•Employee Equity:  You will be recommended for a restricted stock units (RSU) award valued at $12,000,000, with 60% time-based and 40% performance-based, for approval at the next Compensation Committee meeting (currently scheduled for January 20, 2023). Currently, we use a 30-calendar day average stock price to determine the number of RSUs that will be granted.  The vesting of RSUs on each vesting date is contingent upon your continued employment with Informatica on such date.  This grant of RSUs is subject to approval by the Compensation Committee of Informatica’s Board of Directors, our granting practices at the time of any award, the terms and conditions of Informatica’s incentive plan and the award agreements evidencing such awards. In the event of any conflict between the terms and conditions of this Employee Equity section and Informatica’s incentive plan and award agreements, the terms and conditions of this section will govern.

oTime-based RSUs represent the right to receive shares of Informatica Common Stock and will vest over 4 years in accordance with the following vesting schedule: 12.5% of the award vests on the first Quarterly Vesting Date after the six-month anniversary of your grant date and the remainder will vest 1/16th for each quarter of continued service thereafter.  Quarterly Vesting Dates are currently February 15, May 15, August 15 and November 15.
oPerformance-based RSUs: The Board of Directors has not yet determined the criteria for granting 2023 performance-based RSUs, but it is currently contemplated that vesting would be contingent upon certification of achievement of the applicable fiscal year 2023 performance goals (which Company performance goals shall be no less favorable to you than the performance goals determined for other Senior Executives generally), and that one third (1/3rd) of the eligible portion would vest on the Quarterly Vesting Date following certification (anticipated to be in Q1 2024), and an additional one third (1/3rd) of the eligible portion would be scheduled to vest on each of the one (1) year and two (2) year anniversaries thereafter.
You will also be eligible for additional annual awards of RSUs in the future based on our granting practices at the time of the award.
•Sign-Bonus: In connection with this offer, you are eligible to receive a signing bonus of $1,000,000.00, which you will receive in the first available paycheck following 30 days of employment, provided you are still active on the Company's payroll. In the event that you resign or otherwise terminate your employment with Informatica within 12 months of your date of hire, for any reason other than Good Reason (as defined in the Executive CIC/Severance Agreement), you agree by your signature below to reimburse the Company for the entire signing bonus. In addition, if Informatica terminates your employment for Cause (as defined in the Executive CIC/Severance Agreement), within 12 months of your date of hire, you agree by your signature below to reimburse the Company for the entire signing bonus.
•Flexible Time Off: Informatica offers a flexible time off program. Under this program there is no annual limit or accrual. You will partner with the CEO on your time off needs. In addition to FTO, Informatica currently observes 11 company paid holidays per year.
•Benefits: You will be entitled to receive the same company benefits as other Senior Executives. These benefits will be available to you on your date of hire, except that your eligibility to participate in the Company's 401(k) is contingent upon timely completion of the enrollment process.
•Executive Severance: You will be entitled to receive severance pursuant to the Executive CIC/Severance Agreement, which is incorporated into this offer letter and will be considered an integral part hereof.
•Indemnification: You will be entitled to Indemnification pursuant to the Informatica Inc. Indemnification Agreement, which is incorporated into this offer letter and will be considered an integral part hereof.

This offer is conditioned upon the following items:
•Your written acceptance of the offer letter and the Confidentiality and Intellectual Property Agreement (CIPA).
•There are no restrictions or limitations on your ability and right to work for Informatica or to work in the data integration and management technology space by any agreements with or obligations to your current employer or previous employers.
•Completion of a satisfactory background check and reference checks.
•Verification of the appropriate identity and employment eligibility documentation on the Form I-9 as required by the Immigration Reform and Control Act of 1986. For a list of acceptable documents, please see the Forms section of the U.S. Citizenship and Immigration Website: http://www.uscis.gov/portal/site/uscis.

After reading this offer letter, and the CIPA, the Executive CIC/Severance Agreement and Indemnification Agreement attached hereto, please indicate your acceptance to join our team by signing this offer letter and the CIPA in DocuSign. We will ask you to sign the Executive CIC/Severance Agreement and the Indemnification Agreement before your start date.
This offer is valid for 24 hours after the date hereof, after which time this offer shall lapse.
On your start date, you will spend the first few hours of the day in new hire orientation to help get you acclimated to Informatica. You will be receiving more information about this session, as well as a detailed agenda, from your onboarding coordinator closer to your start date.
On behalf of the Company and our entire team, welcome to Informatica. I look forward to working with you to unleash the power of data.

Sincerely,

/s/ Erin Andre
SVP, Chief Human Resources Officer

SVP, Chief Human Resources Officer

I, Mike McLaughlin have read and understand the terms in the offer letter and agree to accept the offer. I further understand that my employment with Informatica is considered at will, meaning that either the Company or I may end this employment relationship at any time with or without cause or notice.

/s/Michael McLaughlin	December 21, 2022
Michael McLaughlin	Date

January 9, 2023
Michael McLaughlin

Dear Mike,

This letter agreement amends the Offer Letter (the “Offer Letter”) entered into between Informatica and you on December 21, 2022 in order to clarify the expected timing of your initial RSU award.

Specifically, the first sentence of the Employee Equity portion of the letter is replaced by the following sentence, to read:
“Employee Equity:  You will be recommended for a restricted stock units (RSU) award valued at $12,000,000, with 60% time-based and 40% performance-based, for approval by the Compensation Committee in the next open trading window.”

All other terms and conditions of the Offer Letter remain in effect. This letter agreement shall constitute a part of your Offer Letter.

Sincerely,
/s/ Erin M. Andre
Erin Andre
SVP, Chief Human Resources Officer

I, Mike McLaughlin have read and understand the terms in this amendment to the Offer Letter and agree to accept the terms of such amendment. I further understand that my employment with Informatica is considered at will, meaning that either the Company or I may end this employment relationship at any time with or without cause or notice.

/s/ Mike McLaughlin	January 9, 2023
Mike McLaughlin